EXHIBIT 10.39.3

Agreed Form

The portions of this exhibit marked with “[***]” have been excluded in accordance with Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933 because they are both not material and would like cause competitive harm to the registrant if publicly disclosed.

BUSINESS TRANSFER AGREEMENT
This Business Transfer Agreement (“Agreement”) is executed on this [●] day of [●], 2022 (“Execution Date”) by and amongst:
A.    Sanmina-SCI Technology India Private Limited, a company incorporated under the Companies Act, 1956, with its registered office at Plot No. OZ-1, SIPCOT Hi-Tech SEZ, Oragadam Sriperumbudur Taluk, Kancheepuram District Oragadam Kancheepuram, Tamil Nadu - 602105, (hereinafter referred to as the “Seller”, which expression shall, unless repugnant to the context and meaning thereof, be deemed to mean and include its successors in interest and permitted assigns) of the FIRST PART; and
B.    [Name of Sanmina NewCo to be inserted], a company incorporated under the Companies Act, 2013, with its registered office at [●], (hereinafter referred to as the “Purchaser”, which expression shall, unless repugnant to the context and meaning thereof, be deemed to mean and include its successors in interest and permitted assigns) of the SECOND PART.
(The Seller and the Purchaser, are individually referred to as a “Party” and collectively referred to as the “Parties”.)
WHEREAS:
A.    The Seller is engaged in the business of (1) holding the SIPCOT Land (as defined hereinafter) as a lessee and acting as a co-developer of the SIPCOT Land and the buildings thereon, (2) providing design services to external customers of Sanmina Corporation and its affiliates, (3) providing information technology services, and (4) developing 42Q manufacturing execution software and Human Resources Information Services (HRIS) software used by Sanmina Corporation and its affiliates. With the exception of the business described in (1) above and all assets and liabilities relating thereto, which shall continue to vest with the Seller (“Retained Business”), the Seller proposes to transfer all other businesses undertaken by the Seller (“Business”), including all the assets, with the exception of Cash (as defined hereinafter), and liabilities in relation to the Business, to the Purchaser, in accordance with the terms and conditions of this Agreement.

B.    The Parties desire to enter into an arrangement pursuant to which the Purchaser agrees to purchase the Business Undertaking (as defined hereinafter) from the Seller, and the Seller agrees to sell and transfer the Business Undertaking as a going concern on a ‘slump sale’ basis (as defined under Section 2(42C) of the Income-tax Act, 1961 (“IT Act”)) for a lump sum consideration, without values being assigned to individual assets and liabilities.

C.    The Parties have now agreed to execute this Agreement to record the detailed terms and conditions on which the Seller shall sell, and the Purchaser shall acquire the Business Undertaking.

NOW THEREFORE, in consideration of the mutual promises and the respective representations and warranties, covenants and agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.    DEFINITIONS AND INTERPRETATION
1.1    Definitions
Unless the context otherwise requires or unless otherwise defined or provided for herein, capitalised terms in this Agreement shall have the meaning given to them below:

EMEA: 1748611-2

“Agreement”	means this business transfer agreement, and shall include any schedules, or exhibits that may be annexed hereto and any amendments made to this agreement by the Parties in writing.
“Ancillary Agreements”	mean the Assignment Agreements and the Delivery Receipt.
“Applicable Law”	means any statute, law, regulation, ordinance, rule, judgment, notification, order, decree, by-law, permits, licenses, approvals, consents, authorisations, government approvals, directives, guidelines, requirements or other governmental restrictions, or determination by, or any interpretation, policy, having the force of law of any of the foregoing, by any Governmental Authority having jurisdiction over the matter in question, whether in effect as of the date of this Agreement or thereafter.
“Approval”	means all allocations, awards, approvals, clearances, licenses, permits, consents, permissions, orders, certificates, authorizations, registrations, or any ruling of any Governmental Authority or the expiration or termination of any applicable waiting period, required under Applicable Laws (including (if applicable) approval from the labour commissioner, approval of master plan and building plans, occupation certificates and other relevant approvals from the relevant municipal corporation, public works department and other department of the applicable Governmental Authority);
“Assigned Contracts”
mean all written agreements and contracts executed by the Seller in relation to the Business Undertaking, including the MEPZ Lease Deed, but excluding the contracts specifically identified under Schedule 1, provided that such agreements have not been terminated and are effective on the BTA Closing Date.

“Assignment Agreements”	mean the agreements for assignment of the Assigned Contracts to the Purchaser in the format attached as Exhibit A.
“Benefit Plans”	mean any plan, fund or program established or maintained by an employer for the purpose of providing for its participants or their beneficiaries, medical, surgical, hospital care or benefits, benefits in the event of sickness, accident, disability, death, gratuity or statutory insurance benefits, vacation benefits, any plan, fund or program established or maintained by an employer that provides retirement income to employees or results in a deferral of income by employees for periods extending to the termination of employment or beyond.
“Books and Records”
mean all statement of accounts, invoices of Business Assets, Assigned Contracts, Business Licenses, employee and personnel records of the Transferred Employees and all other ledgers, registers, data, books, documents and records maintained, used in or related to the Business Undertaking, including any such information recorded or stored in writing or upon magnetic tape or disc or otherwise recorded or stored for reproduction, whether by mechanical or electronic means.

“BTA Closing”	means the completion of the activities detailed in Clause 5.
“BTA Closing Date”	means the date, on which ‘Closing’ (as defined in the Share Subscription and Purchase Agreement) under the Share Subscription and Purchase Agreement occurs.
“Business”	has the meaning ascribed to it under Recital A.

“Business Assets”
mean all assets of the Seller pertaining to the Business, including, but not limited to, the assets listed in Schedule 3 hereto, the Business Building, all movable properties, fittings and fixtures, communications facilities, servers and other equipment and properties, consumables, inventories; any rights to any bank guarantee, security deposits, pre-paid expenses or other amounts deposited or lying with the Governmental Authorities or Third Parties (including under the MEPZ Lease Deed and Assigned Contracts) and related to the Business; all amounts (if any) lying under the Benefit Plans of the Seller with respect to the Transferred Employees; all of the Seller’s rights against Third Parties, including the benefit of and right to enforce the covenants, guarantees, indemnities, warranties and similar rights that the Seller is entitled to enforce as well as all rights to causes of action, lawsuits, judgments, Claims and demands of any nature available to the Seller with respect to the Business; intellectual property of or used by the Seller in relation to the Business, except the Excluded Assets. For the avoidance of doubt, Business Assets shall not include Cash.

“Business Building”	means that certain building owned by Seller and situated on the Existing Property that is used exclusively for the Business and occupied exclusively by Business Employees.
“Business Day”	means a day other than a Saturday, Sunday or any other day on which banking business is not carried on in Chennai, India.
“Business Employees”
mean individuals employed by the Seller in connection with the Business Undertaking, including for the avoidance of doubt, all Transferred Employees, provided however, it does not include the employees of Seller specifically identified in Schedule 2 (“Excluded Employees”).

“Business Liabilities”
mean all Liabilities of the Seller applicable to the Business Undertaking, including those listed in Schedule 4 and those appearing in the books of accounts of the Seller as on the BTA Closing Date, except the Excluded Liabilities.

“Business Licenses”
mean all licenses, permissions, registrations, exemptions, waivers, permits, approvals and concessions required from the Governmental Authorities for carrying on the Business which are capable of being transferred or assigned under Applicable Laws, excluding the Excluded Licenses.

“Business Undertaking”
means all assets and liabilities of the Seller relating to the Business, including the following: (a) the Business Assets; (b) Business Liabilities; (c) Assigned Contracts; (d) Business Licenses; (e) Books and Records; (f) Goodwill; and (g) Transferred Employees, but excludes the Retained Business.

“Cash”
means aggregate of the cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation) and the cash equivalents of the Seller relating to the Business, including all interest accrued thereon, in each case which is domiciled in India and the usage of which is not limited or restricted in any manner pursuant to Applicable Law or contract.

“Claim”
means any: (a) pending court, arbitral or statutory, regulatory, administrative, judicial or quasi-judicial proceeding, including any investigation or inquiry by a Governmental Authority, suits, appeals or writ petitions; (b) notice making any demand or raising any dispute from any Person; (c) show cause notice from a Governmental Authority; or (d) any notice issued by any Governmental Authority in relation to the payment of statutory dues.

“Conditions Precedent”	has the meaning ascribed to it in Clause 4.1.
“Confidential Information”	has the meaning ascribed to it under Clause 19.1.
“Consent”
means any authorization, certificate, license, permit, consent, waiver, approval or no-objection required under Applicable Law or pursuant to contract from a Third Party, including any Governmental Authority.

“Consideration”	has the meaning ascribed to it in Clause 3.1.
“Delivery Receipt”
means a memorandum of possession and delivery, in respect of all movable Business Assets that are capable of transfer by delivery and possession or endorsement, in the form identical to that set forth in Exhibit B hereto.

“Disclosing Party”	has the meaning ascribed to it under Clause 19.1.
“Dispute”	has the meaning ascribed to it under Clause 16.2.
“Excluded Assets”
mean (i) Memorandum of Lease Deed dated August 22, 2008 entered into between the SIPCOT and the Seller for the lease of Plot No. OZ-1 SIPCOT Hi-Tec SEZ, Oragadam (“SIPCOT Land”); (ii) the building(s) situated on SIPCOT Land and owned by the Seller and used exclusively for the Retained Business; (iii) Cash; and (iv) any other assets of the Retained Business as of the BTA Closing Date.

“Excluded Liabilities”	mean all Claims, Proceedings and Liabilities in respect of the Excluded Assets and Excluded Licenses.
“Excluded Licenses”
means the Letter dated June 7, 2008 for the approval of the Seller as a co-developer issued by the Department of Commerce (SEZ Section), Ministry of Commerce and Industry and any other Approvals held by the Seller in relation to the Retained Business as of the BTA Closing Date and any other licenses, permits or approvals exclusively relating to the Retained Business.

“Execution Date”	means the date of execution of the Agreement.
“Existing Property”	means the property situated at A-3, Phase II, MEPZ Special Economic Zone Tambaram.
“Goodwill”	means the goodwill of the Seller in relation to the Business.
“Governmental Authority”	means any: (a) nation, state, province, county, city, town, village, district or other governmental jurisdiction of any nature; (b) central, state, province, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, commission, board, instrumentality, official or entity and any court or other tribunal); (d) multi-national organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority; or (f) organization or association that sponsors, authorizes or conducts any arbitration proceeding, or any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law.
“IT Act”	has the meaning ascribed to it under Recital B.
“Liabilities”
mean all indebtedness and other liabilities, obligations or commitments of any nature whatsoever, whether known or unknown, absolute, accrued or contingent, liquidated or otherwise, including those arising under any Applicable Law, action or Order and those arising under any contract.

“Long Stop Date”	means [***] ([***]) days following the Execution Date, or such later date as may be mutually agreed to by the Parties.
“Losses”	means all direct and actual liabilities, obligations, losses, damages, penalties, claims, counterclaims, demands, actions, suits, judgments or settlements of any kind, whether arising in common law or equity, whether created by Applicable Law, and whether or not resulting from third-party claims, including interest and penalties and reasonable out-of-pocket expenses, and reasonable fees and expenses for attorneys, accountants, consultants, and experts incurred in connection with any of the foregoing.
“MEPZ” “MEPZ Lease Deed”
means Madras Export Processing Zone.
means the lease deed between the Seller and the Development Commissioner and Chairperson, MEPZ Special Economic Zone Authority, Government of India, Ministry of Commerce and Industry (Department of Commerce) dated August 21, 2017, for the Existing Property.

“MEPZ SEZ Authority”	means MEPZ Special Economic Zone Authority.
“Order”	means any writ, judgment, decree, injunction, decision, ruling, notice, demand, order or statement of any Governmental Authority (in each such case whether preliminary or final).
“Person”	means an individual, a partnership, a corporation, a company, a limited liability partnership, an association, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).
“Proceedings”	mean any Claim, action, cause of action, arbitration, audit, examination, hearing, investigation (whether civil, criminal or administrative), litigation, summons, subpoena, proceeding or lawsuit commenced, brought, conducted or heard by or before any Governmental Authority.
“Proposed Transaction”	means the transaction contemplated by this Agreement and the Ancillary Agreements.
“Receiving Party”	has the meaning ascribed to it under Clause 19.1.
“Representatives”	mean a Party’s officers, directors, managers, employees, accountants, counsel, consultants, advisors and agents.
“Retained Business”	has the meaning ascribed to it under Recital A and includes the Excluded Assets, Excluded Liabilities, Excluded Employees and Excluded Licenses.
“Rs.”	means the lawful currency of the Republic of India.
“Seller Account”	means the bank account of the Seller bearing current account number [●] with [insert name of the bank], [insert address of the branch of the bank].
“Share Subscription and Purchase Agreement”	means the Share Subscription and Purchase Agreement dated March 2, 2022 entered into between Reliance Strategic Business Ventures Limited, Sanmina Corporation, Sanmina-SCI Systems Singapore Pte Ltd, AET Holdings Limited and Sanmina SCI India Private Limited.
“SIPCOT”	State Industries Promotion Corporation of Tamil Nadu Limited

“Tax” or “Taxes”
means all forms of taxation, duties, levies, imposts and social security (or similar) charges of any kind whatsoever in any jurisdiction, including corporate income tax, minimum alternate tax, property tax, wealth tax, any other form of withholding tax, provident fund, employee state insurance, gratuity contributions, statutory pension or any other employment benefit plan contributions, service tax, value added tax, customs and excise duties, goods and services tax, buy-back tax, capital gains tax and other legal transaction taxes, stamp duty, dividend distribution tax, securities transaction tax, real estate taxes, gross receipts taxes, windfall profit taxes, employment taxes, severance taxes, franchise taxes, transfer taxes, profit taxes, registration taxes, unclaimed property or escheatment taxes, alternative or add-on minimum taxes, estimated taxes, other municipal, provincial, state or local taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction, whether disputed or not, together with any interest, penalties, surcharges, cess, fines, fees or any other additional amounts relating thereto, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction, and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Returns”	means any report, return, election, statement, claim for refund, declaration or other information with respect to any Tax required to be filed, permitted to be filed or actually filed with a tax authority in accordance with Applicable Laws, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party”	means a Person who is not a Party.
“Transaction Document”	has the meaning ascribed to it in the Share Subscription and Purchase Agreement.
“Transferred Employees”	has the meaning ascribed to it in Clause 7.6.
1.2    Interpretations
Unless the context of this Agreement otherwise requires:
1.2.1    Words using the singular or plural number also include the plural or singular number, respectively; and words of any gender are deemed to include the other gender;
1.2.2    The Recitals, Exhibits and Schedules hereto shall constitute an integral part of this Agreement;
1.2.3    In the event of any inconsistency between the text of the Clauses of this Agreement and the Schedules or Exhibits hereto, the text of the Clauses of this Agreement shall prevail;
1.2.4    The terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement or specified Clauses of this Agreement, as the case may be;
1.2.5    Reference to any legislation or Applicable Law or to any provision thereof shall include references to any such legislation or Applicable Law as it may, after the Execution Date, from time to time, be amended, modified, consolidated, supplemented or re- enacted;
1.2.6    Any word or phrase defined in the body of this Agreement as opposed to being defined in Clause 1.1 above shall have the meaning assigned to it in such definition throughout this Agreement, unless the contrary is expressly stated or the contrary clearly appears from the context;

1.2.7    Terms referred to in this Agreement shall, unless defined under this Agreement, have the meaning ascribed to such terms under the relevant statute or legislation;
1.2.8    When any number of days is prescribed in any document, the same shall be reckoned exclusive of the first and inclusive of the last day unless the last day does not fall on a Business Day, in which case the last day shall be the next succeeding day that is a Business Day;
1.2.9    Time is of the essence in the performance of the Parties’ respective obligations. If any time period specified herein is extended, such extended time shall also be of the essence;
1.2.10    Any right of the Purchaser to purchase the Business Undertaking under this Agreement shall include the right of the Purchaser to have such Business Undertaking purchased, whether in place of or in addition to the Purchaser, by any affiliate of the Purchaser;
1.2.11    Any reference to “writing”, “written” includes printing, typing, lithography and other means of reproducing words in permanent visible form, but excluding text messaging via mobile or smart phones or electronic mails;
1.2.12    Unless otherwise specified, references to days, months and years are to calendar days, calendar months and calendar years, respectively;
1.2.13    All approvals and / or consents to be granted by the Parties under this Agreement shall be deemed to mean approvals and / or consents in writing; and
1.2.14    If any provision in the Recitals, Exhibits and Schedules is a substantive provision conferring rights or imposing obligations on any Party, effect shall be given to it as if it were a substantive provision in the body of this Agreement.
2.    AGREEMENT TO SELL AND PURCHASE
2.1    Subject to the provisions of this Agreement and the Ancillary Agreements, at BTA Closing, the Seller agrees to sell, transfer, convey, assign and deliver, as the case may be, to the Purchaser and the Purchaser agrees to purchase, acquire and accept, as the case may be, from the Seller, all rights, title and interest of the Seller in and to the Business Undertaking, as of the BTA Closing Date, as a going concern by way of a slump sale (as defined under Section 2(42C) of the IT Act) such that:
(a)    the Business Undertaking shall be deemed to have been transferred to and vested in the Purchaser as of the BTA Closing Date in accordance with the terms of this Agreement and the Ancillary Agreements; and
(b)    the Purchaser will be entitled to and shall bear, subject to the terms and conditions of this Agreement and the Ancillary Agreements, all rights, title, interest, obligations, risks and rewards of the Business Undertaking on and from the BTA Closing Date.
2.2    In furtherance of and to give effect to this Agreement, the Parties hereby agree that the assignment of all rights, benefits and interest of the Seller in the Assigned Contracts (including all rights and leasehold interest of the Seller in the MEPZ Lease Deed) shall be undertaken by way of execution of Assignment Agreement (in the form specified in Part B of Exhibit A) between the Seller and the Purchaser (in relation to the MEPZ Lease Deed) and execution of the assignment notice (in the form specified in Part A of Exhibit A) by the Seller, Purchaser and the relevant counter-party (in relation to Assigned Contracts other than the MEPZ Lease Deed), or execution of a novation agreement (in a form acceptable to both Parties) in favour of the Purchaser, all of which shall be effective from the BTA Closing Date, subject to necessary approvals from the counter-parties to the Assigned Contracts being received by the Seller for such assignment.

2.3        Notwithstanding any other provision of this Agreement, the Seller shall retain the Retained Business. The entire Business Undertaking, other than the Retained Business shall stand transferred to the Purchaser with effect from the BTA Closing Date. All Liabilities in relation to the Business Undertaking for the period prior to the BTA Closing Date, whether known, unknown, accrued or contingent and not included in the Excluded Liabilities, will become the Liabilities of the Purchaser.
2.4    The Parties agree that the Business Undertaking is being sold in terms of this Agreement as a going concern with effect from the BTA Closing Date with the intent that the Purchaser will carry on the Business Undertaking as a going concern with effect from the BTA Closing Date.
2.5    It is hereby clarified that this Agreement is an agreement to sell the Business Undertaking and not a transfer or conveyance and therefore separate instruments of transfer for any constituent of the Business Undertaking may be executed for the purposes of compliance with the provisions of Applicable Law, for conveying and assigning the rights, title and interest of the Seller in any such constituent of the Business Undertaking, including in relation to the MEPZ Lease Deed and the Business Building.
3.    CONSIDERATION
3.1    The lump-sum, aggregate, all-inclusive consideration to be paid by the Purchaser to the Seller for the purchase of the Business Undertaking on a going concern basis by way of a slump sale, shall be a sum that is mutually agreed between Parties in writing (which consent shall not be unreasonably withheld, conditioned, or delayed) pursuant to the terms of the Share Subscription and Purchase Agreement (“Consideration”). It is hereby clarified that the Seller shall be responsible for payment of all Taxes applicable to it, including on the Consideration under the IT Act.
3.2    The Parties hereto confirm and agree that the Consideration payable in accordance with the terms of this Agreement is a lump sum consideration for acquiring the Business Undertaking as a going concern. No specific part of the Consideration is being assigned to the various components of the Business Undertaking, other than for the limited purpose of computation and payment of stamp duty, registration fees or other similar fees.
4.    CONDITIONS PRECEDENT
4.1    The obligation of the Parties to consummate the transactions contemplated herein on the BTA Closing Date shall be subject to and conditional upon the fulfillment of the following conditions precedent (“Conditions Precedent”) prior to the Long Stop Date to the satisfaction of the other Party, provided that the same may be waived by the Purchaser or the Seller (as the case may be), at its sole discretion:
4.1.1    The Seller shall have obtained all unconditional permissions and Consents from any Governmental Authority, as may be necessary, for the sale of the Business Undertaking to the Purchaser, including Consents from (i) the MEPZ Unit Approval Committee formed for the special economic zones in Tamil Nadu, Puducherry and Andaman and Nicobar Islands for the transfer of the Business Undertaking; (ii) the Chairperson, MEPZ SEZ Authority/ SEZ Development Commissioner for assignment of the MEPZ Lease Deed; and (iii) the Competition Commission of India under Section 4.3.3 of the Share Subscription and Purchase Agreement in a form satisfactory to the parties thereunder.
4.1.2    There shall be no restraining Order, preliminary or permanent injunction or similar Order in effect, from any Governmental Authority, or any Applicable Law, that would have the effect of preventing the consummation of the Proposed Transaction.
4.1.3    The Parties shall have obtained all corporate authorisations as may be required in order to execute, perform and deliver this Agreement and the Ancillary Agreements.
4.1.4    A valuation report prepared by an independent chartered accountant setting out the fair valuation of the Business as prescribed under Rule 11UAE of Income-Tax Rules, 1962 shall have been obtained.

4.2    The Parties agree to exercise best efforts to fulfil and perform, all actions that may be required to fulfil the Conditions Precedent prior to the Long Stop Date and upon completion of their respective Conditions Precedent shall issue to the other a confirmation of completion of all such Conditions Precedent, along with supporting documents evidencing the same (“CP Confirmation Notice”).
4.3    Each of the Seller and the Purchaser shall issue notices to the other Party confirming satisfactory completion of all Conditions Precedent along with its decision to waive the fulfilment of any of the Conditions Precedent of the other Party, and any terms and conditions thereof, within 5 (five) Business Days of receipt of the CP Confirmation Notice from the other Party.
5.    COMPLETION OF BUSINESS TRANSFER
5.1    Subject to the fulfilment and completion of all the Conditions Precedent (or waiver thereof by the relevant Party) in a manner as contemplated in Clause 4 above, BTA Closing shall occur in accordance with this Clause 5 on the BTA Closing Date. At BTA Closing, the Parties shall do or cause to be done each of the acts and deeds set forth in Clause 5.2. All activities relating to the BTA Closing as set out in Clause 5.2 below will be deemed to be interdependent and shall be deemed to occur simultaneously.
5.2    The Seller shall sell and convey to the Purchaser, all rights, title, interest and ownership of the Business Undertaking, in a manner as follows:
5.2.1    The Seller shall, transfer and convey to the Purchaser, the movable Business Assets and the Books and Records, wherever they are located, by actual and/or constructive delivery of possession without any additional documents (other than as contemplated in this Agreement) being executed in relation to the same, and the Purchaser shall acknowledge taking over possession thereof by way of a Delivery Receipt.
5.2.2    The Purchaser and the Seller shall execute duly stamped Assignment Agreements / novation agreements in relation to the Assigned Contracts (to the extent Consent has been obtained for assignment thereof to the Purchaser).
5.2.3    The Purchaser and the Seller shall execute a deed of conveyance (in an agreed form) for conveyance of the Business Building (and owned by the Seller) to the Purchaser.
5.2.4    The Purchaser shall transfer the Consideration to the Seller Account by way of wire transfer.
5.3    Notwithstanding anything to the contrary, the Parties agree that in the event any transfer of a Business Asset or Assigned Contract is not consummated or perfected on BTA Closing Date, the Seller shall hold the same in trust for and on behalf of the Purchaser, until the effective date of transfer, whereby all risks and rewards pertaining to the relevant Business Asset or Assigned Contract shall be for the account of the Purchaser on and from the BTA Closing Date.
6.    POST CLOSING COVENANTS
6.1    The Seller shall as soon as reasonably practicable after the BTA Closing Date, using commercially reasonable efforts shall at the Seller’s sole cost and expense, such costs and expenses to be further allocated subject to and in accordance with Clause 13.5 of the Share Subscription and Purchase Agreement:
6.1.1    execute necessary applications/ forms and assist and cooperate with the Purchaser (acting on behalf of the Transferred Employees) in applying for the transfer of contributions made by the Seller under the Employees Provident Fund and Miscellaneous Provisions Act, 1952 with respect to the Transferred Employees, for the period until the BTA Closing Date to the account(s) maintained by the Purchaser in this regard and to transfer any other employee benefits plans or programs relating to the Transferred Employees to Purchaser;

6.1.2    assist the Purchaser in submission of Assignment Agreement/ novation agreement in relation to the MEPZ Lease Deed and the deed of conveyance in relation to conveyance of the Business Building situated on the Existing property, for registration, before the appropriate Governmental Authorities under the Registration Act, 1908 and the Seller shall extend all co-operation as may be necessary, including providing the relevant documents and making an appearance before the Governmental Authority, if required.
6.1.3    The Seller shall exercise commercially reasonably efforts, at the Seller’s sole cost and expense, such costs and expenses to be further allocated subject to and in accordance with Clause 13.5 of the Share Subscription and Purchase Agreement, cooperate (and execute all such documents and perform all such actions as may be required) with the Purchaser on Purchaser’s application with the concerned regulatory authority or Governmental Authority for transfer of the Business Licenses in favour of the Purchaser. For the purposes of this Clause 6.2, the originals of all Business Licenses that are capable of being assigned/ transferred (as per Applicable Law) to the Purchaser without prior consent of any Governmental Authority, shall be delivered to the Purchaser on the BTA Closing Date (whether through physical or constructive delivery).
7.    COVENANTS / UNDERTAKINGS OF THE PURCHASER AND SELLER
7.1    The Seller shall undertake commercially reasonable efforts to duly perform and fulfil its obligations which are: (a) deferred for performance or fulfilment post BTA Closing; or (b) intended to be performed or fulfilled post BTA Closing.
7.2    The Parties agree that on and with effect from the BTA Closing Date, the Seller shall, without further consideration, prepare, execute and deliver such documents to the Purchaser, as may be required for the purpose of effective and complete transfer of the Business Undertaking to the Purchaser pursuant to this Agreement and the Ancillary Agreements.
Future Receipts
7.3    Where after the BTA Closing Date, any payments are received by the Seller or any of its employees from time to time relating to the account of the Business Undertaking in relation to the period prior to BTA Closing and which are required to be sent to the Purchaser, such payments received by the Seller shall be paid to the Purchaser within 10 (ten) Business Days of their receipt.
7.4    After the BTA Closing Date, the Seller shall promptly direct to the Purchaser any Person approaching it in relation to the Business Undertaking, whether such Person wishes to make any payment (and which are required to be paid to the Purchaser), deliver any goods or provide any service, or for any other reason; and as soon as reasonably possible after the receipt thereof, deliver to and pending such delivery, hold in trust for the benefit of the Purchaser, any such payments or goods or other things, relating to the Business Undertaking, coming into its possession or control.
Access to Books and Records and Tax Returns
7.5    The Seller shall have the right to retain copies of all Books and Records relating to periods ending on or prior to the BTA Closing Date. Each of the Seller and the Purchaser shall preserve until the 11th (eleventh) anniversary of the end of the financial year (i.e. March 31st) in which the BTA Closing Date occurs or until the expiration of the applicable statute of limitations, whichever is longer, all records, including Tax Returns, possessed or to be possessed by such Party which are related to the Business Undertaking prior to the BTA Closing Date. After the BTA Closing Date, where there is a legitimate business purpose, such Party shall provide the other Party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such Party; and (ii) Tax Returns, the books of account and records of such Party, but, in each case, only to the extent they are related to the Business Undertaking prior to the BTA Closing Date and the other Party and its Representatives shall have the right to make copies of such Tax Returns and Books and

Records at its sole cost; provided however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such Party. Further, if after the BTA Closing Date, any Governmental Authority requires the citing or verification of the originals of the aforesaid documents, the Parties shall cooperate with each other to ensure such compliance.
Transferred Employees
7.6    The Parties shall take any and all actions reasonably necessary to facilitate the transfer of employment of all Business Employees, other than Excluded Employees, from Seller to Purchaser. The Business Employees who expressly or by implication accept the Purchaser’s offer of employment on the terms set forth in the offer letter issued in accordance with Clause 7.8 below shall be referred to as the “Transferred Employees”.
7.7    The Business Employees shall remain on the Seller’s payroll records until the day immediately preceding the BTA Closing Date. Upon transfer of the Transferred Employees, the Purchaser shall be obligated to pay any and all amounts due and payable and/or accrued to the Transferred Employees up to the day preceding the BTA Closing Date (and which has not been paid by the Seller to the Transferred Employees until such date) including salaries, wages, remuneration, allowances, ex-gratia, service benefits, leave travel benefits and reimbursements and all other payments and benefits in terms of the contract of employment and employee benefit policies and in terms of agreements, settlements or awards entered into or reached with employee unions or associates, gratuity and leave encashment. The Seller shall be obligated to bear all statutory dues (including making contributions under the Employees Provident Fund and Miscellaneous Provisions Act, 1952) with respect to the Transferred Employees, up to the day preceding the BTA Closing Date and deposit the same with the relevant Governmental Authorities or payout the same to the Transferred Employees (as applicable) in accordance with the timelines prescribed under Applicable Law.
7.8    The Seller shall, at least 10 (ten) Business Days prior to the BTA Closing Date, have issued transfer letters to the Business Employees informing them of the proposed transfer of the Business Undertaking to the Purchaser and of the Purchaser’s intention to offer them employment in relation to transfer of their services to the Purchaser with effect from the BTA Closing Date on no less favourable terms and with continuity of service. The Purchaser will, at least 10 (ten) Business Days prior to the BTA Closing Date, offer employment to all Business Employees. The offers to such Business Employees shall be on no less favorable terms and with continuity of service: (i) contingent upon the BTA Closing occurring and such Business Employee accepting employment with the Purchaser by executing the offer letter; (ii) subject to all Applicable Laws and to the Purchaser’s employment terms, conditions, requirements, policies and practices; and (iii) with effect from the BTA Closing Date. It is expressly agreed that save and except the Transferred Employees, the Purchaser shall not have any obligation whatsoever in respect of the other employees of the Seller.
7.9    The Purchaser hereby agrees to indemnify, defend and hold harmless, the Seller for any Loss suffered or incurred by it, in relation to payment of retrenchment wages, severance pay or any other compensation by whatever name called, as may be required under Applicable Law, for Business Employees who do not consent to their employment being transferred to the Purchaser.
7.10    For purposes of vesting, eligibility to participate and level of benefits under the Benefit Plans providing benefits to Transferred Employees on and from the BTA Closing Date, each Transferred Employee who is a beneficiary of such plans shall be credited with his or her years of service with the Seller before the BTA Closing Date to the same extent as such Transferred Employee was entitled to, before the BTA Closing Date, under the Benefit Plan of the Seller in which such Transferred Employee participated or was eligible to participate immediately prior to BTA Closing Date; provided, for the avoidance of any doubt, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

Taxes
7.11    It is agreed between the Parties that the (i) Seller shall be liable to pay for and bear all Tax related Liabilities (excluding any Liabilities forming part of Business Liabilities), related to the Business Undertaking for the period prior to the BTA Closing Date and shall also be entitled to all Tax refunds relatable to the period prior to the BTA Closing Date; and (ii) Purchaser shall be liable to pay for and bear for all Tax Liabilities related to the Business Undertaking from and after the BTA Closing Date and shall also be entitled to all Tax refunds relatable to the period from and after the BTA Closing Date. Parties shall cooperate and provide such documentation as may be required in order for the other Party to claim any such Tax refunds.
Consents
7.12    If, on the BTA Closing Date, any Consent required for the transfer of the Business Undertaking in accordance with the terms of this Agreement is not obtained, or if an attempted transfer or assignment of any Assigned Contract would be ineffective or a violation of Applicable Law or would adversely affect the rights of the Purchaser thereto or thereunder such that the Purchaser would not in fact receive all the Seller’s rights and interest under such Assigned Contracts from the BTA Closing Date, the Seller and the Purchaser will cooperate in a mutually agreeable arrangement under which the Purchaser would, in compliance with Applicable Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Assigned Contracts, including entering into sub-contracting arrangements with the Purchaser or entering into arrangements through which the Seller shall enforce, for the benefit of the Purchaser, any and all of its rights against a Third Party (including any Governmental Authority). The Seller shall promptly pay to the Purchaser all monies received by it under any such Assigned Contracts on and from the BTA Closing Date.
Litigation
7.13    With effect from the BTA Closing Date, the Parties agree that in respect of any Proceedings related to the Business Undertaking, whether pending on the BTA Closing Date or which may be instituted in future in respect of any matter arising and pertaining to the period before the BTA Closing Date and relating to the Business Undertaking, shall form a part of the Business Liabilities and shall be continued, prosecuted and enforced by or against the Purchaser at its own cost.
Books and Records and Movable Properties
7.14    The Books and Records, Business Assets and any other property / asset, being entirely of movable nature and related to the Business Undertaking, which are capable of being transferred by actual and/or constructive delivery of possession, shall be transferred by the Seller to the Purchaser by way of actual and/or constructive delivery of possession on the BTA Closing Date.
8.    REPRESENTATIONS AND WARRANTIES
8.1    Each Party hereby represents and warrants to the other Party, that in relation to such Party, the statements contained in this Clause 8.1 are correct and complete as of the Execution Date and will be correct and complete as of the BTA Closing Date:
(i)    it has the legal right and full power and authority to enter into and perform this Agreement and the Ancillary Agreements to be executed by it pursuant to or in connection with this Agreement;
(ii)    this Agreement and the Ancillary Agreements, when executed, constitute valid and binding obligations on it in accordance with their respective terms;

(iii)    there are no restraining Order, preliminary or permanent injunction or similar Order in effect, from any Governmental Authority or any Applicable Law that would have the effect of preventing the consummation of the Proposed Transaction; and
(iv)    the execution, delivery and performance by such Party of this Agreement and/or the Ancillary Agreements and the consummation by it of the transactions contemplated hereby and/or thereby do not (i) violate any Applicable Law in respect of such Party; or (ii) violate or conflict with any provision of the memorandum of association or articles of association of such Party.
8.2    Except as stated above, the Purchaser hereby acknowledges that the Seller has not given any other representation and warranty in relation to transfer of the Business Undertaking to the Purchaser.
9.    INDEMNIFICATION
To the fullest extent permitted by Applicable Law, the Purchaser (“Indemnifying Party”) hereby irrevocably and unconditionally, agrees to indemnify, defend and hold harmless, the Seller, its directors and officers (“Indemnified Parties”) from and against any and all Losses arising out of/in connection with (A) the execution, delivery and performance of the transfer/sale of Business Undertaking (including any Taxes being levied or payable as a result of the transfer/sale of Business Undertaking), (B) the conduct and operation of the Business from and after the BTA Closing Date (each a “BTA Indemnification Event”).
The provisions of Clause 8 (Indemnification) of the Share Subscription and Purchase Agreement shall be applicable mutatis mutandis in respect of any indemnification claims made by the Indemnified Parties under this Agreement, as if a BTA Indemnification Event were a ‘Specific Indemnity Item’ as defined in the Share Subscription and Purchase Agreement, provided that the aggregate liability of the Indemnifying Party for all claims made pursuant to a BTA Indemnification Event shall not exceed the Consideration. It is further clarified that, in no event will a Party to this Agreement seek to recover any Losses against the other Party to the extent the same Loss or Losses arising out of, or otherwise based on, the same set of facts have already been recovered by any other indemnified party under any other Transaction Document or are otherwise the subject of an existing claim or proceeding under such other Transaction Document.
10.    ASSIGNMENT
This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.
11.    WHOLE AGREEMENT
    This Agreement and any documents referred to in it, constitute the whole agreement between the Parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.
12.    VARIATION
12.1    No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.
12.2    No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by Applicable Law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

12.3    No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.
12.4    Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by Applicable Law.
13.    COSTS
13.1    Except as otherwise expressly provided in this Agreement, Parties will each pay all of their own expenses, costs and fees (including legal and other professional fees) incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements. All costs and expenses in relation to execution, delivery and the consummation of the transactions contemplated in this Agreement and the Ancillary Agreements (whether the transactions contemplated by this Agreement are consummated or not), including stamp duty charges and registration fee (if applicable) on this Agreement and the Ancillary Agreements shall be borne by the Seller, such costs and expenses to be further allocated subject to and in accordance with Clause 13.5 of the Share Subscription and Purchase Agreement.
14.    NOTICE
14.1    All notices, demands or other communication given or made under this Agreement shall be in English language, in writing and delivered personally, sent by internationally recognized express courier, or by way of electronic communication, in each case to the addressee specified below or to such other address as a Party may from time to time duly notify to the others in writing:
(1)    if to Seller, at:
    Attention: [***]
Address: [***]
Email: [***]
(2)    if to Purchaser, at:
Attention: [***]
Address: [***]
Email: [***]
In each case, with a copy to Reliance Strategic Business Ventures Limited, at:
Attention:    [***]
Address:    [***]
Email:    [***]
with a copy (which shall not constitute notice) to:
Attention:    [***]
Address:    [***]
Email:        [***]
with a copy (which shall not constitute notice) to:
Attention:    [***]
Address:    [***]
Email:        [***]

14.2    Any such notice, demand or communication shall be deemed to have been duly served if (i) given personally, on delivery thereof to the address of the recipient with acknowledgement of receipt; (ii) if given by internationally recognized express courier, on the third Business Day following the Business Day of sending; and (iii) if sent by email, upon confirmation of receipt of transmission.
15.    SEVERANCE
    If any provision of this Agreement (or part of a provision) is invalid, unenforceable or illegal or found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, then it is the intention of the Parties that the remainder of the Agreement shall not be affected thereby unless the deletion of such provision shall cause this Agreement to become materially adverse to any Party, in which case the Parties shall negotiate in good faith such changes to the Agreement, or enter into suitable amendatory or supplementary agreements, as will best preserve for the Parties the benefits and obligations under such provision.
16.    COUNTERPARTS
This Agreement may be executed in any number of counterparts. Each counterpart when executed shall be deemed an original of this Agreement and all counterparts shall constitute one and the same agreement.
17.    GOVERNING LAW AND DISPUTE RESOLUTION
17.1    This Agreement and all questions of its interpretation shall be construed in accordance with the laws of India and subject to Clause 16.2 to Clause 16.9 hereof, the courts at Chennai shall have exclusive jurisdiction to resolve any dispute arising out of this Agreement.
17.2    In the event of any dispute or differences between the Parties in respect of or concerning or connected with the interpretation or implementation of or arising out of this Agreement or any Clause or provision hereof (“Dispute”), such Dispute shall in the first instance be resolved amicably by representatives of the Parties.
17.3    In the event that an amicable resolution of the Dispute is not achieved within 30 (thirty) Business Days from the date such Dispute arises, as notified in writing by any Party to the other Parties, then such Dispute shall be referred to and be finally resolved by arbitration in accordance with this Clause 16.
17.4    The arbitration shall be administered by the rules of arbitration of the Mumbai Centre for International Arbitration for the time being in force, which rules are deemed to be incorporated by reference in this Clause. This Agreement and the rights and obligations of the Parties contained in this Agreement shall remain in full force and effect pending issuance of the award in such arbitration proceedings.
17.5    The arbitration tribunal shall consist of one arbitrator. Any disputing Party may issue a notice of Dispute to the other disputing Parties. Within 30 (thirty) days of the issue of the notice of Dispute, the disputing Parties shall mutually agree on the appointment of a sole arbitrator. If such mutual agreement is not arrived at within the aforesaid 30 (thirty) days’ period, the disputing Parties shall refer the appointment of the sole arbitrator to the Mumbai Centre for International Arbitration.
17.6    The existence or subsistence of a Dispute between the Parties, or the commencement or continuation of arbitration proceedings, shall not, in any manner, prevent or postpone the performance of those obligations of the Parties under this Agreement which are not in dispute.
17.7    The seat and venue of arbitration shall be Chennai. The language to be used in the arbitral proceedings shall be English. The prevailing Party therein shall be entitled to recover its reasonable attorney’s fees and costs of litigation or arbitration from the non-prevailing Party.
17.8    By agreeing to arbitration in accordance with this Clause 16, the Parties undertake to abide by and carry out any award promptly and such award shall be final and binding on the Parties. The arbitrators or the panel of arbitrators, as the case may be, shall give a reasoned decision or award.
17.9    Any arbitral award rendered in accordance with this Clause 16 shall be enforceable by any court of competent jurisdiction, including (if and to the extent determined by the arbitral tribunal) by injunctive relief or order for specific performance. Nothing in this Clause shall prevent, or be construed as preventing, a Party from seeking injunctive or other equitable relief in a court of appropriate jurisdiction.

18.    TERM AND TERMINATION
18.1    This Agreement shall come into effect on the date hereof and shall remain valid and binding on the Parties until such time that it is terminated in accordance with Clause 17.2 or Clause 17.3 below.
Termination of the Agreement:
18.2    This Agreement may be terminated by mutual written consent at any time prior to the BTA Closing.
18.3    This Agreement shall stand automatically terminated in the event the BTA Closing does not occur on or before the Long Stop Date or if the Share Subscription and Purchase Agreement is terminated.
19.    CONFIDENTIALITY AND ANNOUNCEMENTS
19.1    Each Party (the “Receiving Party”) shall keep all information and other materials passing between it and the other Party or received by it from the other Party or its representatives (the “Disclosing Party”) in relation to the transactions contemplated by this Agreement and the Ancillary Agreements (including all the information concerning the Parties and their respective business transactions and financial arrangements) (the “Confidential Information”), confidential, and shall not without the prior written consent of the Disclosing Party, divulge the Confidential Information to any other Person or use the Confidential Information other than for carrying out the purposes of this Agreement or the Share Subscription and Purchase Agreement (including disclosures to parties to the Share Subscription and Purchase Agreement as may be required from time to time). Confidential Information shall at all times remain the property of the Party that owns it.
19.2    Notwithstanding the other provisions of this Clause 18, a Receiving Party may disclose such Confidential Information:
(a)    to the extent such Confidential Information is in the public domain other than by breach of this Agreement;
(b)    if and to the extent that it is required to be disclosed by Applicable Law or any applicable regulatory requirements of a Governmental Authority, or that may be required to be disclosed by a Party for obtaining any corporate or regulatory approvals required under Applicable Law for the transactions contemplated by this Agreement and / or the Ancillary Agreement, or for fulfilling its obligations under this Agreement, provided however, that the Party required to make the disclosure has taken all reasonable steps to limit, as far as reasonably possible, the extent of such disclosure and has, so far as lawful and practical, consulted with the other Parties before making the disclosure;
(c)    to the Representatives of any Party on a need-to-know basis, subject to the Disclosing Party informing such Persons of the confidential nature of such Confidential Information, and provided that such Persons shall continue to maintain the confidential nature of such Confidential Information;
(d)    in the case of the Purchaser, to any of its direct or indirect shareholders/investors, affiliates or other providers of capital and/or financing; or
(e)    if and to the extent the Disclosing Party has given prior written consent to the disclosure. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure that it believes in good faith is required by Applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the Disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).
20.    NO THIRD-PARTY BENEFICIARIES; RIGHTS CUMULATIVE
This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Neither failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part, and no single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

Signed and delivered for and on behalf of Sanmina-SCI Technology India Private Limited _______________________________ Name: [●] Designation: [●]	Signed and delivered for and on behalf of [Insert Name of Sanmina NewCo] _______________________________ Name: [●] Designation: [●]

SCHEDULE 1
CONTRACTS NOT TO BE ASSIGNED

[***]

SCHEDULE 2
EXCLUDED EMPLOYEES
[***]

SCHEDULE 3

Building located on that certain property situated at A-3, Phase II, MEPZ Special Economic Zone, National Highway 45, Tambaram, Chennai 600045, Tamil Nadu India.

All assets listed on fixed asset set out below:

[***]

SCHEDULE 4

All liabilities relating to the Assigned Contracts, Business Assets and Transferred Employees.

EXHIBIT A – PART A

FORMAT OF ASSIGNMENT NOTICE FOR CONTRACTS (OTHER THAN MEPZ LEASE)
Date: [insert]
To,

[●]
___________________________
___________________________

Re:    Assignment of [insert details of underlying contract] dated [insert] (“Contract”) between the [Insert Contract Counterparty Details] and Sanmina-SCI Technology India Private Limited
Dear Sir/ Madam,
1.    We, Sanmina-SCI Technology India Private Limited (“Company”), write to you with reference to the Contract entered into by the Company and you with respect to the [insert subject matter of the Contract].
2.    We wish to inform you that the Company has agreed to transfer to [insert name of the Sanmina NewCo] (“Purchaser”) its business undertaking pertaining to the business [insert details of the business undertaking] by way of a slump sale on a going concern basis (“Transaction”).
3.    The Purchaser is an entity 100% owned and controlled by [●], and is a group company/related party of the Company.
4.    As part of the Transaction, it is proposed that, with effect from the effective date, i.e. [insert date of the Closing of the Transaction] (“Effective Date”), the Contract (along with all rights, obligations and liabilities relating thereto, whether known, unknown, accrued or contingent) shall be assigned in favour of the Purchaser, on the same terms and conditions, and the Company shall cease to be a party to the Contract pursuant to such assignment and shall cease to have any liability or obligation thereunder or the ability to enforce or exercise any right thereunder, on and from the Effective Date.
5.    You are requested to provide your consent to the assignment of the Contract in favour of the Purchaser by way of signing this letter. By signing this letter, you acknowledge and agree that, with effect from the Effective Date:
(a)    the Purchaser shall become a party to the Contract in place of the Company and shall be entitled to all the rights and privileges, and shall be subject to all the duties, liabilities and obligations, of the Company under the Contract;
(b)    the Company shall have no further rights, privileges, duties, liabilities or obligations under the Contract. The Purchaser will pay any/ all amounts due and payable and/or accrued to you, if any, under the Contract till the Effective Date;
(c)    all references to ‘the Company’ (by whatever name called) in the Contract shall be construed as references to the Purchaser; and
(d)    you will be bound by the terms of the Contract in every way as if the Purchaser was named in the Contract as party thereto instead of the Company.
6.    On and from the Effective Date, all notices and other communication required or permitted to be made to the Purchaser under the Contract shall be made at the Purchaser’s address set out below, or at such other address as the Purchaser may, from time to time, notify to you:
Address    :    [insert]
Telephone    :    [insert]
Email    :    [insert]
Attention    :    [insert]
7.    All other terms and conditions of the Contract shall remain unchanged.
8.    This letter shall be governed by the laws of India and be subject to the exclusive jurisdiction of the courts of [insert].

9.    The persons signing this letter on behalf of each of the parties hereto have all the necessary power to enter into this agreement and have all corporate or relevant authorisations for the execution of this letter agreement.
Please acknowledge receipt of this letter and confirm your acceptance of its contents by signing and returning to us the enclosed copy of this letter.
Yours sincerely,
For COMPANY
_____________________________________
Name:
Designation:

For PURCHASER
_____________________________________
Name:
Designation:

We acknowledge receipt of this letter and confirm acceptance of its contents.
For ____________________
_____________________________________
Name:
Designation:

EXHIBIT A – PART B

FORMAT OF ASSIGNMENT AGREEMENT FOR THE MEPZ LEASE

LEASE ASSIGNMENT AGREEMENT
This LEASE ASSIGNMENT AGREEMENT (“Agreement”) is made on this [●] day of [●], 2022 (“Execution Date”) by and between:
Sanmina – SCI Technology India Private Limited, a company registered under the Companies Act, 1956 and having its principal place of business and office at Plot No. A3, Phase – II, MEPZ SEZ, Tambaram, Chennai 600 045, Tamil Nadu and having its registered office at Plot 02-1, SIPCOT Hi-tech SEZ, Sriperambadur Taluk, Kanchipuram, Tamil Nadu 602105, represented by its authorized signatory, [●] (hereinafter referred to as the “Assignor”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors in title and permitted assigns) of the FIRST PART;
AND
[●], a company incorporated under the Companies Act, 2013 and having its registered office at [●] (hereinafter referred to as the “Assignee”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors in title and permitted assigns) of the SECOND PART;
The Assignor and Assignee are individually referred to as a “Party” and together as “Parties”.
WHEREAS:
(A)    The Assignor holds valid leasehold rights over the premises, details of which are more fully set out in the Schedule hereunder (the “Premises”), having obtained the same from Development Commissioner and Chairperson, MEPZ Special Economic Zone Authority (the “Lessor”) vide lease deed dated August 21, 2017 (“Lease Deed”), annexed hereto and marked as Annexure A. The Premises, and details of the Lease Deed under which the said leasehold rights were granted are more particularly described in the Schedule hereunder written.
(B)    The Assignor is undertaking a sale of its business related to (1) providing design services to external customers of Sanmina Corporation and its affiliates; (2) providing information technology services; and (3) developing 42Q manufacturing execution software and Human Resources Information Services (HRIS) software used by the Sanmina Corporation and its affiliates (“Business”) along with the assets and liabilities pertaining to the Business of the Assignor to the Assignee, which is an affiliate of the Assignor, pursuant to a Business Transfer Agreement dated [●] entered into between the Assignor and the Assignee, on a slump sale basis as a going concern (“Proposed Transaction”). Pursuant to the Proposed Transaction, the Assignor will be assigning, transferring and conveying, its leasehold interests in the Premises along with the underlying security deposit to the Assignee, vide this Agreement, with effect from [●] or such other date as may be jointly notified in writing by the Assignor and the Assignee (the “Effective Date”).
(C)    In this regard, the Assignor has sought the approval of the Lessor and the Lessor has permitted the Assignor to convey, transfer and assign its leasehold interests in the Premises in favour of the Assignee. The details of the said permission granted by the Lessor have been mentioned in Schedule hereunder written, and a copy thereof has been annexed hereto and marked as Annexure B.
(D)    The Parties are desirous of recording the terms and conditions as mutually agreed.
NOW, THEREFORE, in consideration of the Premises and mutual agreements and covenants set out in this Agreement, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.    ASSIGNMENT OF LEASEHOLD RIGHTS
1.1    On and from the Effective Date, the Assignor conveys, transfers, assures, assigns and releases all its leasehold rights in, over, and in respect of the Premises (“Lease”) along with the security deposit, if any, as recorded in the Lease Deed (“Security Deposit”) in favor of the Assignee, for the residual term of the Lease Deed (“Unexpired Term”), to act with full authority in the place and instead of the Assignor in its own name, from time to time, and to take any action and execute any instrument as may be required. The Parties agree that, on and from the Effective Date, (a) all rights, obligations and liabilities under the Lease Deed held by the Assignor in the Premises shall stand assigned to the

Assignee for the Unexpired Term; and (b) the Assignee shall perform all the obligations of the Assignor as if the Assignee was the original lessee under the Lease Deed.
1.2    The Parties agree that the Assignor shall on and from the Effective Date, stand released and discharged from all its responsibilities and liabilities arising out of the Lease Deed and its performance thereof. The Assignor will be responsible for any payments or other liabilities due under the Lease Deed for a period prior to the Effective Date and the Assignee will be responsible for any payments or other liabilities due under the Lease Deed which will arise on and after the Effective Date for a period starting from the Effective Date.
1.3    The Assignee shall have no recourse against the Assignor for any acts or omissions of the Assignor and for any liability, loss or damage that might have occurred due to any direct act or omission or negligence of the Assignor prior to the Effective Date.
1.4    The Assignor agrees that the Security Deposit (or any part thereof), when repayable under the Lease, shall be repaid to the Assignee and not the Assignor and accordingly the Assignor covenants that it shall not have any future claims with regard to the Security Deposit amount or any part thereof.
2.    CONSIDERATION
In consideration of the mutual rights, obligations and covenants of the Parties, and the consideration, as set out in the Schedule hereto, deemed to be paid by the Assignee to the Assignor, the receipt whereof the Assignor admits and acknowledges, the Assignor has assigned all its leasehold rights in respect of the Premises to the Assignee from the Effective Date.
3.    POSSESSION
On the Effective Date, the Assignor shall hand over the legal and physical possession of the Premises to the Assignee, to hold, possess, occupy and use the same in accordance with the terms of the Lease Deed.
4.    ORIGINAL LEASE DEED
On the Effective Date, the original Lease Deed in respect of the Premises shall be handed over by the Assignor to the Assignee.
5.    TAXES AND OTHER CHARGES
The Assignee shall bear, pay, and discharge all applicable taxes (both present and future), payable on the rent and any statutory dues payable to any local authority in respect of the Premises during the Unexpired Term, for a period on and from the Effective Date. The Assignor shall, thereafter, not be required to bear or pay the same at any time whatsoever. The Assignor and the Assignee will be liable for their respective tax liability, if any, arising out of this Agreement, as per applicable law. Notwithstanding the above any income tax liability arising out of the rent paid or payable to the Lessor shall be solely borne by the Assignee.
6.    REPRESENTATIONS AND WARRANTIES
6.1    Each Party hereby represents and warrants, that each of the following warranties is true and accurate in all respects and not misleading as on and from the Execution Date:
(a)    is organized and validly existing under the laws of India; and
(b)    has the power and authority to execute, deliver and perform this Agreement.
7.    ASSIGNEE’S COVENANTS
The Assignee expressly acknowledges that during the Unexpired Term, on and from the Effective Date, it shall (i) be bound to act in a manner consistent with its status as a lessee (ii) be bound by covenants of the Assignor as per the terms of the Lease Deed and (iii) pay the lease rent reserved under the Lease Deed on the days and in the manner as provided in the Lease Deed.

8.    COUNTERPARTS
This Agreement shall be executed in two counterparts, each of which shall be an original and which together shall be deemed to be one document. The Assignee shall retain the registered counterpart which bears the full stamp duty and the Assignor shall retain one of the other counterparts. Each counterpart shall constitute an original and the two counterparts shall together constitute one and the same document.
9.    STAMP DUTY
All stamp duty charges and related fees, costs, charges and expenses in respect of this Agreement and/ or any other document pertaining to the Lease Deed or any other charges by whatever name called and to whomsoever payable in connection with or otherwise relating to assignment of the Lease Deed, shall be borne and paid by the Assignor, such costs and expenses to be further allocated subject to and in accordance with Section 13.5 of that certain Share Subscription and Purchase Agreement.
10.    ENTIRE AGREEMENT
THIS AGREEMENT TOGETHER WITH THE LEASE DEED CONSTITUTES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDES ALL PREVIOUS DISCUSSIONS/ CORRESPONDENCE AND AGREEMENT, BETWEEN THE PARTIES, IF ANY, CONCERNING THE MATTERS COVERED HEREIN WHETHER WRITTEN, ORAL, OR IMPLIED. IN THE EVENT OF ANY CONFLICT BETWEEN THIS AGREEMENT AND THE LEASE DEED, THE TERMS OF THIS AGREEMENT WILL SUPERSEDE THE LEASE DEED.
11.    SEVERABILITY
Should any clause of, or part of any clause within, this Agreement be rendered void, illegal, invalid or unenforceable for any reason by any Court of law of competent jurisdiction, such provision shall be modified to the extent possible to make it enforceable in such circumstances and any other circumstances, and, whether or not such modification is possible, any such invalidity, illegality or unenforceability shall not render void or illegal or invalid or unenforceable any other clause or provision of a clause in this Agreement.
12.    NON-WAIVER
No forbearance, relaxation or inaction by any Party at any time to require the performance of any provision of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require the performance of that or any other provision of this Agreement or be considered to be a waiver of any right, unless specifically agreed in writing.
13.    NOTICES
For the purposes of any notices under the Lease Deed, the details of the Assignor shall be replaced with that of the Assignee on and from the Effective Date.

Name of the Party	Address	Email
[●]	Prior to the Effective Date: [●] Post the Effective Date: [●]	[●]

14.    GOVERNING LAW AND DISPUTE RESOLUTION
Clause 16 of the Business Transfer Agreement dated [●] entered into between the Assignor and the Assignee in relation to governing law and dispute resolution shall apply, mutatis mutandis, to this Agreement as if they are expressly incorporated herein.
15.    VARIATION
No variation, modification, or amendment of any of the terms of this Agreement shall be valid or binding unless in writing and signed by or on behalf of both Parties hereto.
16.     EFFECTIVENESS
The effectiveness of this Agreement shall be subject to the consummation of the transactions contemplated under the Proposed Transaction. If the Proposed Transaction does not consummate for any reason whatsoever, this Agreement shall stand to be null and void.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AT THE PLACE AND ON THE DATE, MONTH AND YEAR MENTIONED HEREINABOVE

By the “Assignor” Through its authorized signatory Name: [●] Designation: [●]	By the “Assignee” Through its authorized signatory Name: [●] Designation: [●]
Witness: Name: [●] Address: [●]	Witness: Name: [●] Address: [●]

SCHEDULE

1.	Premises Details	:	All that piece of land numbered at Plot No. A3, Phase – II, MEPZ Special Economic Zone, Survey No. (Old No: 164/1 (Part) and New No. 9) contained by admeasurement 3190 square meters, situated in Kadaperi Village, Taluk Tambaram, District Kancheepuram.
2.	Lease Deed Details	:
Lease Deed dated August 21, 2017 executed by and between Sanmina – SCI Technology India Private Limited and Development Commissioner and Chairperson, MEPZ Special Economic Zone Authority bearing registration No. 7133/2017, registered in Book-I, at the office of the Sub-Registrar of Assurances, Tambaram.

3.	Lease Term	:	5 (five) years, commencing from June 01, 2017. The Lease Deed is valid until March 13, 2023.
4.	Consideration	:	INR [●] (Indian Rupees [●] only).
5.	Manner of Payment	:	Consideration has been deemed to have been paid to the Assignor by the Assignee, the receipt of which the Assignor hereby admits and acknowledges.
6.	Details of the Transfer Permission issued by the Lessor	:	Letter dated [●].

ANNEXURE A

COPY OF LEASE DEED
[TO BE ATTACHED SEPARATELY]

ANNEXURE B

COPY OF PERMISSION FOR ASSIGNMENT
[TO BE ATTACHED SEPARATELY]

EXHIBIT B

FORMAT OF THE DELIVERY RECEIPT
[ON THE LETTERHEAD OF THE PURCHASER]
DELIVERY RECEIPT
[insert date]
To,
Sanmina-SCI Technology India Private Limited
Subject:    Business Transfer Agreement dated [insert date] (“BTA”) and Delivery Receipt pursuant to Clause [●] of the BTA
Dear Sir / Madam,
Pursuant to Clause [●] of the Business Transfer Agreement, we hereby accept the delivery of the Business Assets (as defined under the BTA) which are movable in nature by delivery in the presence of our representative(s) and confirm that the said transfer is in the manner stipulated under the BTA.
For and on behalf of Purchaser

_______________________________
Name:
Title: